Exhibit 99.1

H. PAULIN & CO., LIMITED

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

WITH

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Consolidated Financial Statements of

H. PAULIN & CO., LIMITED

December 31, 2012 and 2011

Independent Auditor’s Report

To the Shareholders of

H. Paulin & Co., Limited

We have audited the accompanying consolidated financial statements of H. Paulin & Co., Limited, which comprise the consolidated balance sheets as of December 31, 2012 and December 31, 2011, and the consolidated statements of operations, comprehensive income, changes in equity and cash flows for the years ended December 31, 2012 and December 31, 2011, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of H. Paulin & Co., Limited as of December 31, 2012 and December 31, 2011, and its financial performance and its cash flows for the years ended December 31, 2012 and December 31, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

April 4, 2013

Mississauga, Canada

H. Paulin & Co., Limited

Consolidated Balance Sheets

(in thousands of Canadian dollars)

		December 31	December 31
	Note	2012	2011
Assets
CURRENT
Trade and other receivables	7	$17,738	$16,868
Inventories	9	59,743	65,337
Prepaid expenses and other assets		924	1,158

Total current assets		78,405	83,363

NON-CURRENT
Deferred income tax assets	11	352	397
Property, plant and equipment	10	8,360	8,153
Intangible assets	12	—	513

Total non-current assets		8,712	9,063

Total assets		$87,117	$92,426

Liabilities
CURRENT
Bank indebtedness		$3,986	$9,557
Trade and other payables	8	14,839	17,254
Income taxes payable	11	411	830

Total current liabilities		19,236	27,641
Deferred income tax liabilities	11	349	658

Total liabilities		19,585	28,299

Shareholders’ Equity
Share capital	13	1,948	1,948
Contributed surplus	14	902	874
Retained earnings		64,637	61,271
Accumulated other comprehensive income		45	34

Total equity		67,532	64,127

Total equity and liabilities		$87,117	$92,426

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Consolidated Statements of Operations

(in thousands of Canadian dollars)

		Year Ended	Year Ended
		December 31	December 31
	Note	2012	2011
Revenue		$145,897	$139,343
Cost of sales	10, 15	111,264	108,023

Gross profit		34,633	31,320
Administrative expense	10, 15	16,790	12,960
Distribution expense	10, 15	12,785	12,239
Other (income) expense		(23)	148
Finance costs		252	524

Income before income taxes		4,829	5,449
Income tax expense	11	1,299	1,549

Net income for the year		$3,530	$3,900

H. Paulin & Co., Limited

Consolidated Statements of Comprehensive Income

(in thousands of Canadian dollars)

	Year Ended	Year Ended
	December 31	December 31
	2012	2011
Net income for the year	$3,530	$3,900
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustment (net of tax expense (recovery) of $4; 2011-($4))	11	(9)

Total comprehensive income for the year ended	$3,541	$3,891

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Consolidated Statements of Changes in Equity

(in thousands of Canadian dollars)

				Accumulated Other
	Share	Contributed	Retained	Comprehensive
	Capital	Surplus	Earnings	Income	Total
Balance, December 31, 2011	$1,948	$874	$61,271	$34	$64,127

Net income	—	—	3,530	—	3,530
Foreign currency translation adjustment	—	—	—	11	11

Total comprehensive income	—	—	3,530	11	3,541
Share based compensation	—	28	—	—	28
Dividend payment	—	—	(164)	—	(164)

Balance, December 31, 2012	$1,948	$902	$64,637	$45	$67,532

Balance, December 31, 2010	$1,948	$800	$57,371	$43	$60,162

Net income	—	—	3,900	—	3,900
Foreign currency translation adjustment	—	—	—	(9)	(9)

Total comprehensive income	—	—	3,900	(9)	3,891
Share-based compensation	—	74	—	—	74

Balance, December 31, 2011	$1,948	$874	$61,271	$34	$64,127

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Consolidated Statements of Cash Flows

(in thousands of Canadian dollars)

		Year Ended	Year Ended
		December 31	December 31
	Note	2012	2011
Cash flows from operating activities
Net income for the year		$3,530	$3,900
Adjustments for:
Depreciation and amortization		975	1,286
Impairment	12	513	—
Share-based compensation		1,690	217
Finance costs		252	524
Income tax expense		1,299	1,549
Changes in non-cash components of working capital
Change in trade and other receivables		(904)	1,566
Change in inventories		5,451	1,012
Change in prepaid expenses and other assets		232	(229)
Change in trade and other payables		(4,120)	1,453
Interest paid		(252)	(524)
Income tax paid		(1,965)	(1,428)

Net cash provided by operating activities		6,701	9,326

Cash flows from investing activities
Acquisition of property, plant and equipment		(1,138)	(1,235)

Net cash used in investing activities		(1,138)	(1,235)

Cash flows from financing activities
Re-payment of borrowings		(5,571)	(7,961)
Dividends paid		(164)	—

Net cash used in financing activities		(5,735)	(7,961)

Effects of exchange rate changes on cash		172	(130)
Net change in cash		—	—
Cash, beginning of year		—	—

Cash, end of year		$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

H. Paulin & Co., Limited

Notes to the consolidated financial statements

December 31, 2012 and 2011

(tabular amounts in thousands of Canadian dollars, except share and per share amounts)

1.	Reporting entity

H. Paulin & Co., Limited (“the Company”) is a public company incorporated and domiciled in Canada. The address of the Company’s registered office is 55 Milne Avenue, Scarborough, Ontario M1L 4N3. The Company is primarily involved in the distribution and manufacture of fasteners, fluid system products, automotive parts and screw machine components.

2.	Basis of presentation

Statement of compliance

The annual consolidated financial statements of the Company are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

In these consolidated financial statements, unless otherwise indicated, all dollar amounts are presented in Canadian dollars, which represents the Company’s functional currency.

These consolidated financial statements were approved by the Company’s Board of Directors on April 4, 2013.

3.	Summary of significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by the Company and its subsidiaries.

(a)	Basis of consolidation

(i)	Subsidiaries

Subsidiaries are entities controlled by the Company. Control exists where the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The financial statements of the Company’s subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(ii)	Transactions eliminated on consolidation

Intra-group balances, transactions, revenue and expenses, are eliminated in preparing the consolidated financial statements.

(b)	Basis of measurement

The consolidated financial statements are presented in Canadian dollars rounded to the nearest thousand and are prepared on the historical cost basis except for certain financial instruments measured at fair value. The methods used to measure fair values are discussed further in Note 4 to these consolidated financial statements.

3.	Summary of significant accounting policies cont.

Accounting estimates

Accounting estimates are estimates and assumptions made by management that may result in material adjustments to the carrying amount of assets and liabilities within the next financial year. Although these accounting estimates are based on management’s knowledge of the current events and actions that the Company may undertake in the future, actual results may differ from these estimates. Reported amounts which required management to make estimates and assumptions are described below:

•	Allowance for doubtful accounts

The Company recognizes an allowance for doubtful accounts based on historical customer collection history, general economic indicators and other customer-specific information, all of which require the Company to make certain assumptions. Where the actual collectability of accounts receivable differs from these estimates, such differences will have an impact on net earnings in the period such a determination is made.

•	Valuation of inventories

Inventories represent a significant portion of the asset base of the Company and its value is reviewed at each reporting period. The estimates and assumptions related to cost and net realizable value to determine inventory carrying value and potential write-downs or reversals of write-downs are critical to the Company’s financial position.

•	Impairment of tangible and intangible assets

An evaluation of whether an asset is impaired involves consideration of whether indicators of impairment exist. Factors which could indicate that impairment exists include: significant underperformance relative to historical or projected operating results, significant changes in the manner in which an asset is used or in the Company’s overall business strategy, or significant negative industry or economic trends. In some cases, these events are clear. However, in many cases, a clearly identifiable event indicating possible impairment does not occur. Instead, a series of individually insignificant events may occur over a period of time leading to an indication that an asset may be impaired. Events can occur in these situations that may not be known until a date subsequent to their occurrence. Management continually monitors the Company’s segments, the markets, and the business environment, and makes judgments and assessments about conditions and events in order to conclude whether a possible impairment exists.

•	Share-based compensation

Management estimates the fair value of share-based compensation granted. These plans require management to make forward-looking assumptions. Varying inputs can result in significantly different results and there may be a material impact on the Company’s consolidated balance sheets, statements of cash flows, and statements of operations. Certain changes in expected stock volatility, the change in expected dividend yields, expected share price performance and changes in assumptions used to form a risk free rate during the expected terms may affect the value derived for share-based payments.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised, if revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

3.	Summary of significant accounting policies cont.

Accounting judgments

Accounting judgments are used for accounting policies that have been identified as being complex or involving subjective judgments or assessments. Reported amounts that require management to make judgments are described below:

•	Determination of functional currency

The determination of the functional currency of the Company’s wholly owned subsidiary in the United States is based on an evaluation of the primary and if necessary, secondary factors as outlined in IAS 21, the Effects of Changes in Exchange Rates. The evaluation of these factors and the related conclusions on functional currency are subject to judgment by management.

•	Income tax assets and liabilities

The Company recognizes expected tax assets and liabilities based on estimates of current and future taxable net earnings, which may require judgment regarding the ultimate tax determination of certain items. If taxable net earnings differ from the estimates it may have an impact on current and future income tax provisions in the period when the determination of the difference is made.

(c)	Inventories

Inventories are measured at the lower of cost and net realizable value. Cost is determined on the first-in first-out basis, and includes expenditures incurred in acquiring the inventories, production or conversion costs and other direct costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

(d)	Property, plant and equipment

(i)	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and any recognized impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset. Purchased software that is integral to the functionality of the related equipment is capitalized as part of the equipment.

When significant parts of property, plant and equipment have different useful lives from the overall asset’s useful life, they are identified as a separate component and depreciated accordingly.

Gains and losses on the disposal of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of the assets, and are recognized net within other expense in the statement of operations.

All fully depreciated assets that are still in use remain on the Company’s books in the cost and accumulated depreciation accounts.

3.	Summary of significant accounting policies cont.

(ii)	Subsequent costs

Subsequent costs relating to an item of property, plant and equipment are capitalized if it is probable that the future economic benefits from the use of the asset will flow to the Company and can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of repairs and maintenance of property, plant and equipment are recognized in profit or loss as incurred.

(iii)	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset, less its residual value.

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Depreciation begins when the asset is available for use and ceases on the earlier of the date the asset is held for sale and the date it is derecognized. An item of property, plant and equipment is derecognized on disposal or when no future economic benefits are expected to arise from continued use of the asset. Land is not depreciated.

The estimated useful lives are as follows:

Building	-	25 years
Merchandising fixtures	-	3 years
Machinery and equipment	-	10 - 20 years
Computer, office equipment	-	3-5 years
Leasehold improvements	-	term of lease, straight-line

The Company reviews the depreciation methods, useful lives and residual values each year with the effect of any changes in estimates accounted for on a prospective basis.

(e)	Intangible assets

Intangible assets, with finite lives, comprise system software development, which is amortized on an accelerated declining balance method over its expected useful life, not exceeding 10 years, once they are ready for use.

(f)	Impairment of tangible and intangible assets

(i)	At the end of each reporting period, the Company reviews the carrying amount of its tangible and intangible assets to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated to determine the extent of the impairment loss.

An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in profit or loss.

3.	Summary of significant accounting policies cont.

a) Calculation of recoverable amount

The recoverable amount is the greater of the asset or cash generating unit’s fair value less costs to sell and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

b) Reversals of impairment

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(g)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present obligation (legal or constructive) that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect of the time value of money is material, provisions are discounted using a pre-tax rate that reflects the risks specific to the liability. Provisions are reviewed on a regular basis and adjusted to reflect management’s best current estimates. There are no provisions recorded as at December 31, 2012 and December 31, 2011.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

(h)	Income tax

Income tax expense comprises current and deferred income tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

Current tax expense comprises the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is measured at the tax rates that are expected to apply when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on either the same taxable entity, or on different taxable entities, which intend to settle current tax liabilities and assets on a net basis or realize their tax assets and liabilities simultaneously.

A deferred tax asset is recognized for unused tax losses, unused tax credits and deductible temporary differences, to the extent that it is probable that future taxable income will be available against which the unused tax losses, unused tax credits and temporary differences can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that all or part of the related tax benefit will be realized.

3.	Summary of significant accounting policies cont.

(i)	Revenue recognition

Revenue from the sale of goods in the course of ordinary business activities is measured at the fair value of the consideration received or receivable, net of volume rebates. Revenue from the sale of goods is recognized when all the following conditions are satisfied:

•	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow to the Company; and

•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

(j)	Foreign currency

(i)	Foreign currency transactions

Each entity within the consolidated group records transactions using its functional currency, being the currency of the primary economic environment in which it operates. Foreign currency transactions are translated into the respective functional currency of each entity using the foreign currency rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date.

Foreign currency gains and losses arising from settlement of foreign currency transactions are recognized in profit or loss.

(ii)	Foreign operations

For purposes of consolidation, the assets and liabilities of foreign operations with functional currencies other than the Canadian dollar are translated to Canadian dollars using the exchange rate at the reporting date. The income and expenses of foreign operations are translated to Canadian dollars at average exchange rates for the period.

Foreign currency differences resulting from translation of the accounts of foreign operations are recognized in a section of other comprehensive income called the foreign currency translation adjustment. When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of a net investment in the foreign operation and are recognized in the foreign currency translation adjustment as part of other comprehensive income.

(k)	Financial instruments

Financial assets and financial liabilities are recorded using settlement date accounting. They are initially recognized at fair value net of transaction costs, except for financial instruments classified as fair value through profit or loss and their subsequent measurement is dependent on their classification as described below. Their classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments.

3.	Summary of significant accounting policies cont.

•	Fair value through profit or loss

Financial instruments categorized as fair value through profit or loss (“FVTPL”) are financial assets or liabilities typically acquired for resale prior to maturity or that are designated as FVTPL. They are measured at fair value at the balance sheet date. Fair value fluctuations including interest earned, interest accrued, foreign exchange forwards, gains and losses realized on disposal and unrealized gains and losses are included in profit or loss.

•	Loans and receivables

Loans and receivables are accounted for at amortized cost using the effective interest method. This includes trade and other receivables from the balance sheet.

•	Other liabilities

Other liabilities are recorded at amortized cost using the effective interest method and include all financial liabilities, other than derivative instruments. This includes bank indebtedness and trade and other payables from the balance sheet.

Transaction costs related to financial assets and liabilities measured at fair value through profit and loss are expensed when incurred. Transaction costs related to loans and receivables and other liabilities are included in the calculation of amortized cost using the effective interest method and, in effect, amortized through profit and loss over the life of the instrument.

Financial assets and liabilities are offset and the net amount presented in the balance sheet when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(i)	Non-derivative financial assets

Non-derivative financial assets comprise trade and other receivables. Trade and other receivables are recognized on the date that they are originated.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained is recognized as a separate asset or liability.

Financial assets are considered to be impaired if objective evidence indicates that one or more events has had a negative effect on the estimated future cash flows of that asset.

(ii)	Non-derivative financial liabilities

Financial liabilities (including liabilities designated at fair value through profit or loss) are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

The Company has the following non-derivative financial liabilities: bank indebtedness, and trade and other payables.

Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

3.	Summary of significant accounting policies cont.

(iii)	Derivative financial instruments

The Company holds derivative financial instruments to hedge its foreign currency exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss.

Derivatives are recognized initially at fair value, and attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are re-measured at fair value with changes in its fair value recognized immediately in profit or loss, except when the derivative is designated in a qualifying hedging relationship.

(l)	Employee benefits

(i)	Company RRSP plan

The Company sponsors a Group Registered Retirement Savings Plan (“RRSP”) (the “Plan”) for all qualified employees. The assets of the Plan are held separately from those of the Company in independently administered funds.

(ii)	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

(m)	Share-based compensation transactions

The Company follows the fair value based method of accounting for employee stock options. Under this method, the estimated fair value of the stock options granted is recognized over the applicable vesting period as a charge to share-based compensation expense and a credit to contributed surplus. Fair value is measured using the Black-Scholes option-pricing model. The Company has incorporated an estimated forfeiture rate for stock options that will not vest into its determination of share-based compensation for each period. When stock options granted are exercised, the proceeds received and the related amount in contributed surplus are credited to share capital.

Restricted share units (“RSU”) and deferred share units (“DSU”) are settled in cash once the applicable vesting period has been satisfied and the recipient redeems the units. They are measured initially at the fair value of the liability. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognized in profit or loss for the year. Such liabilities are recorded on the balance sheet in trade and other payables.

3.	Summary of significant accounting policies cont.

(n)	Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. All operating segments’ operating results are reviewed regularly by the Company’s President to make decisions about resources to be allocated and assess its performance and for which discrete financial information is available (see Note 6).

(o)	Leased assets

Currently all leases are operating leases and are not recognized in the Company’s balance sheets. Operating leases are those that do not transfer substantially all the risks and rewards incidental to ownership of an asset.

Lease payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

(p)	Finance costs

Finance costs are comprised of interest expense on borrowings. All transaction costs are recognized in profit or loss on an accrual basis using the effective interest method.

(q)	New standards and interpretations not yet adopted

1.	New and revised IFRSs affecting amounts reported in the current year

•	IFRS 7 Financial Instruments: Disclosures (“IFRS 7”)

IFRS 7 was amended in October 2010 to provide additional disclosure on the transfer of financial assets including the possible effects of any residual risks that the transferring entity retains. This standard was adopted by the Company on January 1, 2012. The adoption of this standard did not impact the Company’s financial instruments disclosure.

2.	New and revised IFRSs issued but not yet effective

Certain new standards, interpretations, amendments and improvements to existing standards have been issued by the IASB, but are not yet effective for the year ended December 31, 2012, and have not been applied in preparing these consolidated financial statements.

•	IAS 1 Other Comprehensive Income (“IAS 1”)

In June 2011, the IASB and the Financial Accounting Standards Board (FASB) issued amendments to standards to align the presentation requirements for other comprehensive income (“OCI”). The IASB issued amendments to IAS 1, Presentation of Financial Statements (“IAS 1”) to require companies preparing financial statements under IFRS to group items within OCI that may be reclassified to the profit or loss. The amendments also reaffirm existing requirements that items in OCI and profit or loss should be presented as either a single statements or two consecutive statements.

The amendments to IAS 1 set out in Presentation of Items of Other Comprehensive Income and are effective for fiscal years beginning on or after July 1, 2012.

3.	Summary of significant accounting policies cont.

•	IAS 19 Employee Benefits (“IAS 19”)

In June 2011, the IASB and the Financial Accounting Standards Board (FASB) revised IAS 19. The main change is the elimination of the corridor approach, with all changes to the defined benefit obligation and plan assets recognized when they occur.

•	IAS 27 (Amended) Separate Financial Statements (“IAS 27”)

IAS 27 replaced the existing IAS 27 Consolidated and Separate Financial Statements. IAS 27 contains accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. IAS 27 requires an entity preparing separate financial statements to account for those investments at cost or in accordance with IFRS 9 Financial Instruments.

•	IAS 28 (Amended) Investments in Associates and Joint Ventures (“IAS 28”)

IAS 28 was amended in 2011, which prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

•	IFRS 10 Consolidated Financial Statements (“IFRS 10”)

IFRS 10 establishes principles for the presentation and preparation of Consolidated Financial Statements when an entity controls one or more other entities. IFRS 10 supersedes IAS 27 “Consolidated and Separate Financial Statements” and SIC-12 “Consolidation – Special Purpose Entities”.

•	IFRS 12 Disclosure of Interests in Other Entities (“IFRS 12”)

IFRS 12 applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity.

•	IFRS 13 Fair Value Measurements (“IFRS 13”)

IFRS 13 defines fair value, sets out in a single IFRS framework for measuring fair value and requires disclosures about fair value measurements. The IFRS 13 applies to IFRSs that require or permit fair value measurements or disclosures about fair value measurements (and measurements, such as fair value less costs to sell, based on fair value or disclosures about those measurements), except in specified circumstances.

All of the standards above became effective for the Company on January 1, 2013 and are not expected to have a material impact on the Company.

•	IFRS 9 Financial Instruments (“IFRS 9”)

IFRS 9 replaces the guidance on classification and measurement of financial instruments in IAS 39, Financial Instruments: Recognition and Measurement, establishes principles for the reporting of financial assets and financial liabilities that will present relevant and useful information to the users of financial statements for their assessment of the amounts, timing and uncertainty of an entity’s future cash flows.

3.	Summary of significant accounting policies cont.

IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted. The Company has not yet determined the impact of IFRS 9 on its financial statements.

•	IAS 32 Financial Instruments Presentation (“IAS 32”)

Recent amendments to IAS 32 clarifies that an entity currently has a legally enforceable right to set-off if that right is not contingent on a future event and enforceable both in the normal course of business and in the event of default. The amendments to IAS 32 also clarify when a settlement mechanism provides for net settlement or gross settlement that is equivalent to net settlement. The amendments are effective for annual periods beginning on or after January 1, 2014, with earlier application permitted. The Company is currently assessing the impact of these amendments on its financial statements.

4.	Determination of fair values

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

(i)	Non-derivative financial assets

The fair value of trade and other receivables approximate their carrying values due to their short-term maturities.

(ii)	Non-derivative financial liabilities

The fair value of bank indebtedness and trade and other payables approximates their carrying values due to their short-term maturities.

(iii)	Derivatives

The fair value of forward exchange contracts is based on their listed market price. For forward exchange contracts, the fair values reflect the estimated amounts that the Company would receive or pay if it were to settle the contracts at the reporting date. These contracts were valued based on the differential between contract rates and quarter-end spot rates and reflect the time value of money.

Fair values reflect the credit risk of the instrument and include adjustments to take account of the credit risk of the Company and counterparty when appropriate.

4.	Determination of fair values cont.

Fair value hierarchy

Financial instruments recorded at fair value on the consolidated balance sheets are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – inputs are unadjusted quoted prices of identical instruments in active markets;

Level 2 – inputs do not have quoted prices but are observable for the asset or liability, either directly or indirectly; and

Level 3 – inputs are not based on observable market data.

The fair value of the forward exchange contracts outstanding as at December 31, 2012 represented an unrealized gain of $21,000 and has been recognized in the consolidated balance sheets in prepaid expenses and other assets (December 31, 2011 - $6,000 unrealized gain, recognized in prepaid expenses and other assets ) and classified as Level 2 in the fair value hierarchy.

(iv)	Share-based payment transactions

The fair value of the employee share options is measured using the Black-Scholes option-pricing model. Measurement inputs include share price on the measurement date, exercise price of the instrument, expected volatility, weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends and the risk-free interest rate (based on government bonds).

5.	Financial risk management

Risk management framework

The Board of Directors (“Board”) has overall responsibility for the establishment and oversight of the Company’s risk management framework.

The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

The Board oversees how management monitors compliance with the Company’s risk management policies and procedures, and reviews the adequacy of this framework in relation to the risks faced by the Company. The Board is assisted in its oversight role by members of senior management, who undertake regular reviews of risk management controls and procedures, the results of which are reported to the Board.

5.	Financial risk management cont.

Interest rate risk

The Company’s overall objective is to minimize the amount of interest paid on borrowings. The Company uses a combination of short term Bankers Acceptances and bank borrowings to reduce its overall level of interest paid. Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of the changes in market interest rates. The Company is exposed to cash flow risk on its floating rate credit facilities. The Company monitors the interest rate on a regular basis to determine if a change is required to its floating rate credit facilities. The Company’s operating credit facility bears interest at the bank’s prime lending rate. As a result, the fair value approximates the carrying amount. Based on the average monthly outstanding bank indebtedness for the year ended December 31, 2012, an increase in the general level of interest rates by 1% would increase the Company’s interest expense by $94,000 (December 31, 2011 - $193,000). The Company believes that 1% is a meaningful amount to base its sensitivity analysis, as its bank indebtedness is short term. This analysis assumes that all other variables, in particular foreign exchange rates, remain constant.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure there is sufficient capital to meet short-term business requirements after taking into account cash flows from operations.

The Company has a $30 million (2011 - $30 million) operating facility with a Canadian chartered bank bearing interest at the bank’s prime lending rate. The effective interest on bank indebtedness was 2.7% per annum for the year ended December 31, 2012.

The Company leases property, plant and equipment under agreements, which are classified as operating leases. Rental expense under non-cancellable operating lease agreements was $2.9 million for the year ended December 31, 2012 (December 21, 2011 - $2.6 million). There are no contingent rental payments or sub-lease payments received in respect of the Company’s operating lease agreements.

The table below summarizes the future undiscounted cash flow requirements for financial liabilities and contractual financial commitments at December 31, 2012.

	Not later than 1 year	Later than 1 year not later than 5 years	Later than 5 years	Total
Bank indebtedness	$3,986	$—	$—	$3,986
Trade and other payables	14,839	—	—	14,839
Operating lease payments	2,095	2,436	128	4,659
Other financial commitments	39	—	—	39

	$20,959	$2,436	$128	$23,523

5.	Financial risk management cont.

Foreign exchange risk

The Company’s exposure to foreign currency risk is primarily related to fluctuations in the value of the Canadian dollar relative to that of the U.S. dollar. The Company’s foreign currency exposure arises from purchase and sale contracts transacted in U.S. dollars. The requirement for U.S. dollars is managed in the short-term through the use of spot purchase orders. At times, the Company utilizes forward exchange contracts for the payment of purchases denominated in U.S. dollars. Contracts entered into prior to December 31, 2012 and maturing after that date totaled $6.3 million and have an unrealized gain of $21,000 as at December 31, 2012 (December 31, 2011, contracts totaled $1.5 million having an unrealized gain of $6,000). There were no contracts designated as hedging instruments as at any balance sheet date included in the financial statements.

During the year, an aggregate foreign exchange gain of $23,000 (2011 - $148,000 loss) was recorded in other (income) expense in the consolidated statements of operations. If the Canadian dollar depreciated by 1 cent against the U.S. dollar, with all other variables held constant, in particular interest rates, the impact of the foreign currency exchange on the U.S. denominated instruments would be a reduction of net income of approximately $319,000 as at December 31, 2012 (2011 - $285,000). This analysis excludes the impact of foreign exchange hedging activities, which mitigate exposure to changes in foreign exchange rates.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer fails to meet its contractual obligations.

Trade and other receivables

The Company is subject to credit risk relating to its gross trade receivable balance. The Company conducts regular assessments of credit issues and maintains an allowance for possible credit losses. Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis.

All overdue debts are monitored regularly and customers are put on credit hold if payments are not received on time.

At December 31, 2012, 86% of the trade and other receivable balance was under 60 days outstanding (December 31, 2011 – 87%). As at December 31, 2012, the allowance for doubtful accounts was $55,000, a decrease of $35,000 from the December 31, 2011 balance. The Company is subject to concentrations of credit risk, as at December 31, 2012 two customers accounted for 24% of accounts receivable (December 31, 2011 – 23%).

The aging of current and past due, but not impaired trade receivables at the reporting date is as follows:

	December 31 2012	December 31 2011
0-60 days	$15,188	$14,693
61-90 days	2,010	1,473
Greater than 90 days	540	702

	$17,738	$16,868

5.	Financial risk management cont.

Due to the low risk nature of the Company’s most significant customers, and the history of good collections, a provision for doubtful accounts is made on a customer-by-customer and invoice by invoice basis, based on ongoing customer discussions.

The reconciliation of the allowance for doubtful accounts is as follows:

	December 31 2012	December 31 2011
Balance at beginning of the year	$90	$136
Amounts written off as uncollectible	(83)	(47)
Impairment losses recognized on receivables	48	1

Balance at end of the year	$55	$90

The Company does not require collateral in respect of trade and other receivables.

Management does not consider there to be any significant impaired credit risk in the balance sheets at December 31, 2012.

Overall, the objectives, policies and processes for managing the above noted risks and the methods used to measure the risk have not changed from prior periods.

Management of capital

The Company’s capital comprises shareholders’ equity excluding accumulated other comprehensive income. The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and to maintain an optimal capital structure to minimize the cost of capital. In order to maintain or adjust its capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares.

As at December 31, 2012, the interest-bearing debt/capital ratio was 6% (December 31, 2011 – 15%). Interest bearing debt includes bank indebtedness. The operating facility with a Canadian chartered bank requires the Company to comply with certain covenants regarding financial performance. The primary covenant is the ratio of funded debt to equity, which is not to exceed 1.0:1. The Company was in compliance with this covenant at December 31, 2012 and December 31, 2011. Security provided includes a general security interest over all personal property of the Company. There were no changes in the Company’s approach to capital management during the year.

Management includes the following in its definition of capital:

	December 31 2012	% of total	December 31 2011	% of total
Share Capital	$1,948	3	$1,948	3
Contributed Surplus	902	1	874	1
Retained Earnings	64,637	96	61,271	96

Net Capital under management	$67,487	100	$64,093	100

6.	Operating segments

The Company has two reportable segments as described below. For each of the operating segments, the Company’s President (representing the chief operating decision maker) reviews internal management reports on at least a quarterly basis. The following summary describes the operations in each of the Company’s operating segments:

The Distribution segment packages, merchandises and distributes ferrous and non-ferrous fasteners and fittings to the hardware, automotive aftermarket, industrial Original Equipment Manufacturers (“OEM”) and distributor markets. The Manufacturing segment produces fasteners, stampings, fittings, screw machine parts and processes threaded parts for automotive Tier 1 and Tier 2 suppliers, industrial OEM’s and industrial distributors.

Information regarding the results of each reportable segment is included below. Performance is measured based on segment profit before income tax, as included in the internal management reports that are reviewed by the Company’s President. Segment profit is used to measure performance, as management believes that such information is the most relevant in evaluating the results of certain segments relative to other entities that operate within these industries. Inter-segment pricing is determined on an arm’s length basis.

6.	Operating segments cont.

	Year ended December 31 2012	Year ended December 31 2011
SALES
Distribution	$126,217	$119,953
Manufacturing	31,570	30,172
Intersegment	(11,890)	(10,782)

Total	$145,897	$139,343

DEPRECIATION & AMORTIZATION
Distribution	$617	$935
Manufacturing	358	351

Total	$975	$1,286

FINANCE COSTS
Distribution	$209	$435
Manufacturing	43	89

Total	$252	$524

INCOME BEFORE INCOME TAXES
Distribution	$4,135	$5,350
Manufacturing	694	99

Total	$4,829	$5,449

NET CAPITAL EXPENDITURES
Distribution	$780	$1,083
Manufacturing	253	204

Total	$1,033	$1,287

	Year Ended December 31 2012	Year Ended December 31 2011
TOTAL ASSETS
Distribution	$72,232	$76,679
Manufacturing	14,885	15,747

Total	$87,117	$92,426

TOTAL LIABILITIES
Distribution	$17,282	$24,373
Manufacturing	2,303	3,926

Total	$19,585	$28,299

6.	Operating segments cont.

Intersegment sales are accounted for at fair market value. Export sales account for approximately 11% (December 31, 2011 - 9%) of sales to external customers for the year ended December 31, 2012. The total amount of non-current assets in foreign countries (U.S.) was $152,000 at December 31, 2012 (December 31, 2011 - $75,000).

Major customers

Combined segment sales for the year ended December 31, 2012 to two customers were 38% (December 31, 2011 – 38%) of the Company’s total external sales.

7.	Trade and other receivables

	December 31 2012	December 31 2011
Trade receivables	$17,302	$16,116
Other receivables	436	752

	$17,738	$16,868

All trade and other receivables are current.

The Company’s exposure to credit and currency risks, and allowance for doubtful accounts related to trade and other receivables is disclosed in Note 5.

8.	Trade and other payables

	December 31 2012	December 31 2011
Trade payables	$6,229	$11,156
Other payables	8,610	6,098

	$14,839	$17,254

Included in other payables is an accrued liability related to share-based payments in the amount of $1,990 at December 31, 2012 and $378 at December 31, 2011 (see Note 14).

All trade and other payables are current.

9.	Inventories

	December 31 2012	December 31 2011
Raw material	$1,850	$2,137
Work in progress	2,099	2,368
Finished goods	55,794	60,832

	$59,743	$65,337

The cost of inventories recognized as an expense during the year ended December 31, 2012 was $90.9 million (December 31, 2011 - $87.6 million). The Company recorded an impairment charge to reflect inventory at its net realizable value in the amount of $290,000 in 2012 (2011 - $537,000).

10.	Property plant and equipment

	Land	Building	Merchandising fixtures	Machinery and Equipment	Computer, office equipment	Leasehold improvements	Total
Cost or deemed cost
Balance at January 1, 2012	$730	$802	$2,565	$40,514	$5,394	$3,167	$53,172
Additions	—	—	34	840	335	20	1,229
Disposals	—	—	—	(152)	(14)	—	(166)
Effect of movements in exchange rates	—	—	(20)	(4)	(5)	(1)	(30)

Balance at December 31, 2012	$730	$802	$2,579	$41,198	$5,710	$3,186	$54,205

Balance at January 1, 2011	730	802	2,508	39,823	4,963	3,059	51,885
Additions	—	—	36	703	427	108	1,274
Disposals	—	—	—	(16)	—	—	(16)
Effect of movements in exchange rates	—	—	21	4	4	—	29

Balance at December 31, 2011	$730	$802	$2,565	$40,514	$5,394	$3,167	$53,172

Accumulated depreciation and impairment losses
Balance at January 1, 2012	—	311	2,459	34,643	4,748	2,858	45,019
Depreciation for the year	—	26	91	585	182	91	975
Disposals	—	—	—	(112)	(9)	—	(121)
Effect of movements in exchange rates	—	—	(20)	(3)	(4)	(1)	(28)

Balance at December 31, 2012	$—	$337	$2,530	$35,113	$4,917	$2,948	$45,845

Balance at January 1, 2011	—	285	2,240	34,060	4,595	2,535	43,715
Depreciation for the year	—	26	199	589	150	322	1,286
Disposals	—	—	—	(10)	—	—	(10)
Effect of movements in exchange rates	—	—	20	4	3	1	28

Balance at December 31, 2011	$—	$311	$2,459	$34,643	$4,748	$2,858	$45,019

Carrying amounts
At December 31, 2012	$730	$465	$49	$6,085	$793	$238	$8,360

At December 31, 2011	$730	$491	$106	$5,871	$646	$309	$8,153

For the twelve months to December 31, 2012 property, plant and equipment was acquired at an aggregate cost of $1.0 million (December 31, 2011 - $1.3 million). During this period, $1.1 million was paid towards property, plant and equipment acquired in the first twelve months of 2012 (2011 - $1.2 million) and for property, plant and equipment purchased in earlier periods that were in trade payables.

The table below sets out the amount of depreciation and amortization included in cost of sales, distribution and administrative expenses.

	December 31 2012	December 31 2011
Cost of sales	$684	$920
Distribution expense	98	206
Administrative expense	193	160

	$975	$1,286

11.	Income taxes

	December 31 2012	December 31 2011
Current tax expense
Current tax expense in respect to current year	$1,576	$1,400
Tax adjustments for prior periods	(13)	(41)
Deferred tax expense
Deferred tax expense recognized in current year	(264)	190

Total income tax expense	$1,299	$1,549

Reconciliation of tax expense to accounting profit or loss

	December 31 2012	December 31 2011
Income before income taxes	$4,829	$5,449
Approximate applicable statutory tax rate	27%	28%

Income taxes at statutory tax rates	1,304	1,526
Add (deduct) the tax effect of:
Manufacturing and processing tax credit	(31)	(58)
Permanent differences	37	44
Other	(11)	37

	$1,299	$1,549

The applicable tax rate of 27% for 2012 is based on the statutory rate at the federal level and of the provinces in which the Company operates its business. This rate has decreased from 28% in 2011 due to decreasing federal and provincial statutory tax rates.

11.	Income taxes cont.

Deferred income tax assets and liabilities

Deferred income tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	Dec 31 2012	Dec 31 2011	Dec 31 2012	Dec 31 2011	Dec 31 2012	Dec 31 2011
Property, plant and equipment	$—	$—	$(882)	$(758)	$(882)	$(758)
Compensation expense for RSU/DSU	513	96	—	—	513	96
Unrealized foreign exchange loss	168	143	—	—	168	143
Provisions	—	—	—	(6)	—	(6)
Tax loss carry-forwards	153	248	—	—	153	248
Other	51	16	—	—	51	16

	$885	$503	$(882)	$(764)	$3	$(261)

Movement of temporary differences during the period

	Balance Dec 31 2012	Recognized in (profit) or loss	Balance Dec 31 2011
Property, plant and equipment	$(882)	$124	$(758)
Compensation expense for RSU/DSU	513	(417)	96
Unrealized foreign exchange loss	168	(25)	143
Provisions	—	(6)	(6)
Tax loss carry-forwards	153	95	248
Other	51	(35)	16

	$3	$(264)	$(261)

12.	Impairment

On December 17, 2012, the Company entered into an Arrangement Agreement with The Hillman Group Inc. (“Hillman”) for the purchase of 100% of the Company’s outstanding common shares (see Note 17 for further details) (hereinafter referred to as the “Transaction”). As a result of the Transaction, the Company evaluated the intangible asset related to the implementation of its ERP system, and determined there was no future benefit associated with this intangible asset. As such, the intangible asset was written down to its recoverable amount, determined by its value in use. The impairment loss of $513,000 has been recorded in administrative expense on the consolidated statements of operations. The impairment loss was booked fully to the Distribution segment.

13.	Share capital

The Company’s authorized capital consists of 6,000,000 Class A common shares and 2,000 common shares, with no par value. Each Class A shareholder is entitled to one vote and to receive dividends as declared from time to time.

	December 31 2012	December 31 2011
Issued and outstanding
3,288,000 Class A Common Shares (2011 – 3,288,000)	$1,948	$1,948

Dividends

On June 18, 2012, the Company paid a dividend to its shareholders of record in the amount of $164,000. There were no dividends paid by the Company for the year ended December 31, 2011.

14.	Share-based payment

Stock option plan

The Company maintains one employee stock option plan (“Stock Option Plan”, or “Compensation Plan”) under which Class A common shares have been authorized for issuance).

The Stock Option Plan was created in 1998 to provide incentives to the directors, officers and employees of the Company and its subsidiaries and to encourage equity ownership in the Company by such individuals. The current reserve for issuance is set at a maximum of 650,000 Class A Common Shares. Under the Stock Option Plan, options are granted at the market price at the time of the grant.

Share unit plans

On November 11, 2005, the Board approved a Restricted Stock Unit (“RSU”) Plan to form part of the long-term compensation component for Named Executive Officers. Grants of RSU’s are awarded at the discretion of the Human Resource and Corporate Governance committee of the Board (“HR & CG Committee” or the “Committee”). The HR&CG Committee also utilizes RSU’s as part payment for bonuses earned.

Effective November 10, 2006, the Company offered a Deferred Stock Unit (“DSU”) Plan for non-executive members of the Board. Under the DSU Plan, each non-executive director is given a specified number of DSU’s which upon retirement from the Board, are redeemed for cash based on the market value of the shares.

Terms and conditions for share based payment programs

The terms and conditions relating to the grants of the share-based program are as follows. Options are granted to management, RSU’s are granted to key management personnel and DSU’s are granted to directors. All stock options are settled by the physical delivery of shares, while RSU’s and DSU’s are settled in cash.

Prior to the execution of the Arrangement Agreement related to the Transaction (see Note 17), the Company amended the terms of its share-based payment plans to include a change in control provision, whereby all outstanding share based awards would vest upon a change in control event. This resulted in a modification of the share-based payment plans. The modification was to a non-market condition, therefore, there was no change in the fair value of the underlying awards, however, it did result in accelerated vesting, since as of December 31, 2012, the change in control was considered probable. The Company recorded additional compensation expense for 2012 as a result of this modification.

14.	Share-based payment cont.

Share option program (equity-settled)

During the year ended December 31, 2012, there were no stock options.

The number and weighted average exercise price of share options is as follows:

	Weighted average exercise price 2012	Number of options 2012	Weighted average exercise price 2011	Number of options 2011
Outstanding at January 1	$12.54	245,000	$12.54	245,000
Forfeited during the year	$15.67	10,500	—	—

Outstanding at December 31	$12.40	234,500	$12.54	245,000

Exercisable at December 31	$12.73	216,167	$13.24	208,000

The weighted average exercise price per share at December 31, 2012 was $12.73 (December 31, 2011 - $12.54). Share-based compensation expense of $28,000 for the year ended December 31, 2012 (December 31, 2011 - $74,000) was calculated using the Black-Scholes model and was recognized as contributed surplus (which contains no other elements except for share-based compensation expense).

All options vest at rate of one-third per year over the first three years and have a contractual life of ten years.

The options outstanding at December 31, 2012 have an exercise price in the range of $8.00 to $15.67 (2011: $8.00 to $15.67) and a weighted average contractual life of 4.6 years (2011: 5.6 years).

Pursuant to the Arrangement Agreement with Hillman as outlined in note 17, all Class A common shares and the outstanding options are to be purchased for the consideration of $27.60 per share at the close of the Transaction and the shares are to be delisted from the TSX.

Inputs for measurement of grant date fair values

The grant date fair value of all share-based payment plans was measured based on the Black-Scholes option-pricing model. Expected volatility is estimated by considering historic average share price volatility over the past 10 years.

For these sets of options, the forfeiture rate was estimated to be zero.

RSU and DSU Plans (cash-settled)

On April 16, 2012, 16,340 RSU’s were granted at $10.00 per unit as part of the 2011 executive performance bonus compensation plan. Similarly, on March 31, 2011, 16,610 RSU’s were granted at $9.51 per unit as part of the 2010 executive performance bonus compensation plan. On March 31, 2010, 18,647 RSU’s were granted at $8.58 per unit as part of the 2009 executive performance bonus compensation plan. Each RSU vests at the rate of one-third per year over three years and has a contractual life of three years. As at December 31, 2012, there were 51,597 RSU’s outstanding (December 31, 2011 – 40,257). Share-based compensation expense of $1.1 million was recorded in 2012 (2011 - $109,000).

14.	Share-based payment cont.

On April 16, 2012, 6,750 DSU’s were granted at $10.00 per unit as part of the 2012 director’s compensation. Similarly, on March 31, 2011, 4,416 DSU’s were granted at $9.51 per unit as part of the 2011 director’s compensation. On March 31, 2010, 4,896 DSU’s were granted at $8.58 per unit as part of the 2010 director’s compensation. At December 31, 2012, there were 27,468 DSU’s outstanding (December 31, 2011 – 20,718). For the year ended 2012, $549,000 share-based compensation expense was recorded (2011 - $34,000).

All DSU’s vest immediately.

As a result of the Transaction entered into with Hillman, all the RSU’s and the DSU’s are to be paid out at $27.60 per unit upon the close of the transaction.

15.	Employee expenses

Employee expenses, recognized in cost of goods sold, administration expense and distribution expenses are as follows:

	December 31 2012	December 31 2011
Wages, salaries and benefits	$31,806	$30,612
Expenses related to group RRSP plans	381	393
Share-based compensation	1,142	183

	$33,329	$31,188

16.	Related party transactions and transactions with key management personnel

The Company leases plants in Ontario from its principal shareholders (shareholders with significant influence, some of whom are directors and officers). The lease payments to these related parties for the years ended December 31, 2012 and 2011 were approximately $824,000. All lease arrangements are determined based on market rates at the time the leases are entered into or at the time of renewal.

Key management personnel compensation

Key management personnel are those individuals having authority and responsibility for planning, directing and controlling the activities of the Company including the Company’s Board of Directors. The Company considers key management to be the members of the Board of Directors, President, Vice President Operations, Chief Financial Officer and the Treasurer.

Key management personnel may also participate in the Company’s share-based compensation plans and the Company’s DSU and RSU Plan. See note 14 to these consolidated financial statements for further details on the Company’s share-based payment plans.

16.	Related party transactions and transactions with key management personnel cont.

Key management personnel compensation comprised:

	December 31 2012	December 31 2011
Salaries and directors’ fees	$1,438	$1,366
Expenses related to group RRSP plans	72	72
Share-based compensation	1,690	217

	$3,200	$1,655

Key management and directors of the Company control 74% percent of the voting shares of the Company.

A number of key management personnel, or their related parties, hold positions in the Company that result in them having control or significant influence over the financial or operating policies of the Company.

17.	Subsequent event

On December 18, 2012, the Company entered into an Arrangement Agreement, which provided for the acquisition by Hillman, pursuant to a plan of arrangement under the Business Corporations Act (Ontario), of all the issued and outstanding Class A common shares (the “Shares”) of Paulin for $27.60 per share (the “Consideration”). The purchase price, payable in cash, represented a total enterprise value of approximately $103 million.

The Transaction was approved by the shareholders on February 11, 2013 and was finalized on February 19, 2013. The shares will be de-listed on the TSX by the end of the first quarter and as such, the Company’s status as a reporting issuer in various provinces will cease.